Exhibit 2.2

FIRST AMENDMENT TO ACQUISITION AGREEMENT

This First Amendment to Acquisition Agreement (this "First Amendment") dated as of March 29, 2010, is entered into by and among Horizontal Marketing Corp., a Nevada Corporation ("Horizontal"), Bradley R. Jones (“Jones”) and John David Wolverton (“Wolverton”)

Recitals

Whereas, on December 15, 2009 Horizontal, Jones and Wolverton entered into an Acquisition Agreement and Plan of Reorganization (the “Acquisition Agreement”) under which Horizontal acquired 100% of the outstanding shares of Quiet Star Entertainment, Inc., a Utah corporation (“Quiet Star”) from Jones and Wolverton, the sole shareholders of Quiet Star, in exchange of shares of common stock of Horizontal;

Whereas, the acquisition closed on December 21, 2009 at which time Horizontal issued 5,000,000 restricted shares each to Jones and Wolverton in exchange for their respective 5,000,000 shares each in Quiet Star, thus making Quiet Star a wholly-owned subsidiary of Horizontal.

Whereas, it has come to the parties attention that the exchange ration of shares of Horizontal for the shares of Quiet Star was intended to be 1-for-10 and Horizontal should have issued and Jones and Wolverton should have received 500,000 restricted shares each, not 5,000,000 shares each.

Whereas, Horizontal Jones and Wolverton wish to correct the provisions of Recital C, Section, 1.1, and Schedule A of the Acquisition Agreement to reflect the parties true agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the parties agree as follows:

1.

Modification of Recital C.  Recital C of the Acquisition Agreement is hereby modified in its entirety to read as follows:

C.

Whereas, Shareholders desire to exchange all of the issued and outstanding capital stock of Quiet Star for 1,000,000 shares of the Common stock of Horizontal, all as more fully set forth herein below; and

2.

Modification of Section 1.1.  Section 1.1 of the Acquisition Agreement is hereby modified in its entirety to read as follows:

1.1

Exchange of Shares.  Subject to all the terms and conditions of this Agreement, Horizontal will deliver to the Shareholders of Quiet Star 1,000,000 shares of previously authorized but unissued unregistered and restricted shares of the Common Stock, $0.001 par value per shares of Horizontal (the "Horizontal Shares"), in exchange for all of the issued and outstanding capital stock of Quiet Star owned by the Quiet Star Shareholders.

3.

Modification of Schedule A.   Schedule A of the Acquisition Agreement is hereby modified in its entirety to read as follows:

SCHEDULE A

LIST OF QUIET STAR SHAREHOLDERS

Shareholder	Number of	Number of
Name and Address	Quiet Star Shares	Horizontal Shares

John David Wolverton	5,000,000	500,000
335 Rocket Bar Road
Saint George, UT 84790

Bradley R. Jones	5,000,000	500,000
857 East Southfork Drive
Draper, Utah 84040
TOTAL	10,000,000	1,000,000

4.

No Other Modifications.  Except as modified herein, the terms and provisions of the Acquisition Agreement shall remain in full force and effect.

5.

Cancellation and Delivery of Shares.  Upon the execution of this Agreement Jones and Wolverton agree to deliver to Colonial Stock Transfer Co., the transfer agent for Horizontal, original Horizontal certificates no. 5 and 6, respectively, each representing 5,000,000 shares, and hereby instructed and authorize Colonial Stock Transfer to cancel 4,500,000 shares each, whereupon delivery a certificates representing 500,000 shares each to Jones and Wolverton.

IN WITNESS WHEREOF, each of the parties has caused this First Amendment to be duly executed and delivered as of the day and year first above written.

HORIZONTAL MARKETING CORP.

A Nevada Corporation

Dated: March 30, 2010

/s/ Bradley R. Jones

By:  Bradley R. Jones

Its:  President and Secretary

Dated: March 30, 2010

/s/ John D. Wolverton

John David Wolverton, individually

Dated: March 30, 2010

/s/ Bradley R. Jones

Bradley R. Jones, individually

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